Exhibit 4.29

Exclusive Technical Consulting and Service Agreement

This Exclusive Technical Consulting and Service Agreement (hereinafter referred to as this “Agreement”) is concluded in Beijing on July 1, 2014 by and between:

Party A: Abitcool (China) Broadband Inc.

Registered address: 3/F, Economic Trade Building, No. 2 Zhongxing Road South, Hongmei Town, Dongguan

Party B: aBitcool Small Micro Network Technology (BJ) Co., Ltd.

Registered address: Rooms 1501-227, 15/F, Building 1, Yard A8, Guanghua Road, Chaoyang District, Beijing

Whereas:

(1)	Party A is a wholly foreign-owned enterprise duly incorporated in the People’s Republic of China (hereinafter referred to as the “PRC” or “China”), which has technical consulting and service resources;

(2)	Party B is a domestic company registered in China, which engages in technical promotion services, computer system services, sale of electronic products, computers, software and auxiliary equipment.

(3)	Party A agrees to provide Party B with technical consulting and relevant services, and Party B agrees to receive the technical consulting and services provided by Party A.

Therefore, upon negotiations, both Parties agree as follows:

1.	Technical Consulting and Services; Sole and Exclusive Rights and Interests

1.1	During the term of this Agreement, Party A agrees to provide Party B with relevant technical consulting and services (see details in Exhibit 1 attached hereto) as Party B’s consulting and services provider subject to the terms and conditions hereof. Party A further agrees that during the term of this Agreement, it will not provide any third party with technical consulting and services with respect to the foregoing business, unless with prior written consent from Party B.

1.2	Party B agrees to accept the technical consulting and services provided by Party A. Party B further agrees that during the term hereof, it will not accept the technical consulting and services with respect to the foregoing business operations from any third party, unless with prior written consent from Party A.

1.3	Any and all rights, ownership, interests and intellectual property rights arising from the performance of this Agreement, including without limitation, copyrights, patents, technical secrets, trade secrets and others, whether is developed by Party A or by Party B based on the intellectual property owned by Party A, will be solely and exclusively owned by Party A.

2.	Calculation and Payment of Technical Consulting and Service Fees (“Consulting Service Fees”)

Both parties agree to determine and pay the Consulting Service Fees hereunder according to the method specified in Exhibit 2.

3.	Representations and Warranties

3.1	Party A hereby represents and warrants that:

3.2.1	it is a company duly incorporated and validly existing under the laws of the PRC;

3.2.2	its execution and performance of this Agreement are within the scope of its corporate power and business; it has taken necessary corporate actions and obtained appropriate authorization and necessary consents and approvals from third parties and government authorities, and the execution of this Agreement will not constitute a breach of any law or contract which has binding or other effect upon it; and

3.2.3	this Agreement, once executed, constitutes its legal, valid and binding obligation, and is enforceable against it pursuant to its terms.

3.2	Party B hereby represents and warrants that:

3.2.1	it is a company duly incorporated and validly existing under the laws of the PRC, and engages in technical promotion services, computer system services, sale of electronic products, computers, software and auxiliary equipment.

3.2.2	its execution and performance of this Agreement are within the scope of its corporate power and business; it has taken necessary corporate actions and obtained appropriate authorization and necessary consents and approvals from third parties and government authorities, and the execution of this Agreement will not constitute a breach of any law or contract which has binding or other effect upon it; and

3.2.3	this Agreement, once executed, constitutes its legal, valid and binding obligation, and is enforceable against it pursuant to its terms.

4.	Confidentiality

4.1	Party B agrees to take reasonably best efforts to keep in confidence Party A’s confidential information and materials (“Confidential Information”) that it may be aware of or have access to in connection with its acceptance of Party A’s exclusive consulting and services. Without prior written consent from Party A, Party B shall not disclose, offer or transfer any Confidential Information to any third party. If this Agreement terminates and upon Party A’s request, Party B shall return to Party A or destroy all of the documents, materials or software containing Confidential Information, and shall delete any Confidential Information from all relevant memory devices and cease to use any Confidential Information.

4.2	Both parties agree that this Article 4 will survive any change, termination or expiration of this Agreement.

5.	Compensations

Party B shall indemnify and hold Party A harmless from and against any losses, damage, obligations and expenses incurred or arising from the contents of the technical consulting and services that Party B requires Party A to provide, or resulting from any litigations, claims or other requests filed against Party A.

6.	Effectiveness and Term

6.1	This Agreement shall take effect as of the date first written above. The term of this Agreement shall be ten (10) years unless it is early terminated in accordance with relevant provisions of this Agreement or any other agreement separately entered into by and between the Parties.

6.2	This Agreement may be extended upon Party A’s written confirmation prior to the expiration of this Agreement and the extended term shall be agreed between the Parties upon consultation.

7.	Termination

7.1	Termination upon expiry This Agreement shall terminate upon its expiration date, unless it is renewed pursuant to relevant clauses hereof.

7.2

Early termination During the term hereof, in no event shall Party B terminate this Agreement earlier, unless Party A commits gross negligence, fraud or other illegal action, or goes bankrupt. Notwithstanding the foregoing, Party A shall have the right to terminate this Agreement at any time by issuing a thirty (30) days’ prior written notice to Party B.

7.3	Survival After the termination of this Agreement, the respective rights and obligations of the Parties under Articles 4 and 5 shall nonetheless remain valid.

8.	Resolution of Disputes

The parties hereto shall strive to settle any dispute arising from the interpretation or performance of the terms under this Agreement through friendly consultation in good faith. In case no settlement can be reached through consultation, either Party may submit such dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with its then effective rules. The arbitration shall take place in Beijing. The arbitration proceedings shall be conducted in Chinese. The arbitration award shall be final and binding upon both Parties.

9.	Force Majeure

9.1	“Force Majeure Event” shall mean any event beyond the reasonable controls of the Party so affected, which are unavoidable even if the affected Party takes a reasonable care, including but not limited to governmental acts, Act of God, fires, explosions, storms, floods, earthquakes, morning and evening tides, lightning or wars. However, any shortage of credits, funding or financing shall not be deemed as the events beyond reasonable controls of the affected Party. The affected Party shall forthwith inform the other Party of the details concerning the exemption of liabilities and the steps that need to be taken to complete discharging such liabilities.

9.2	In the event that the performance of this Agreement is delayed or interrupted due to the said Force Majeure Event, the affected Party shall be excused from any liability to the extent of the delayed or interrupted performance. The affected Party shall take appropriate measures to minimize or eliminate the adverse impacts therefrom and strive to resume the performance of this Agreement so delayed or interrupted. The Parties agree to use their best efforts to recover the performance of this Agreement once the said Force Majeure Event disappears.

10.	Notices

Notices or other communications required to be given by any Party pursuant to this Agreement shall be written in Chinese and English and delivered personally or sent by registered mail, postage prepaid mail, recognized express delivery or facsimile transmission to the addresses of the other Parties set forth below.

If to Party A: Abitcool (China) Broadband Inc.

Address: 3/F, Economic Trade Building, No. 2 Zhongxing Road South, Hongmei Town, Dongguan

If to Party B: aBitcool Small Micro Network Technology (BJ) Co., Ltd.

Address: Rooms 1501-227, 15/F, Building 1, Yard A8, Guanghua Road, Chaoyang District, Beijing

11.	Assignment

Party B shall not assign its rights and obligations under this Agreement to any third party without prior written consent of Party A.

12.	Severability

If any provision of this Agreement is held void, invalid or unenforceable due to its inconsistency with relevant laws, it shall be void and invalid only to the extent governed by such relevant laws and the validity of other provisions hereof shall not be affected.

13.	Amendment and Supplement to Agreement

Any amendment and supplement to this Agreement shall be made in writing by the Parties. Any agreements on such amendment and supplement duly executed by both Parties shall be deemed as a part of this Agreement and shall have the same legal effect as this Agreement.

14.	Governing Law

This Agreement shall be governed by and construed in accordance with the PRC laws.

IN WITNESS THEREOF, each Party hereto has caused this Agreement duly executed by their respective authorized representative as of the date first written above.

Party A: /s/ Abitcool (China) Broadband Inc.

Party B: /s/ aBitcool Small Micro Network Technology (BJ) Co., Ltd.

Exhibit 1:	List of Technical Consulting and Services

Party A will provide Party B with the following technical consulting and services:

1.	maintenance of machine room, network and software.

2.	provision and maintenance of office network conditions.

3.	overall security services of the system.

4.	overall architectural design and implementation of system network, including the installation of server system, and round-the-clock routine maintenance.

Exhibit 2:	Calculation and Payment of Technical Consulting and Services Fee

1. The service fees shall be calculated and paid as per RMB 1,000/hour, which may be adjusted by Party A at any time at its sole discretion.

2. The service fees shall be paid on a monthly basis. Every month, Party B shall pay the service fees to the account designated by Party A within 5 days after examining and verifying the invoice issued and provided by Party A.

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